           FORM OF ANNUAL SERVICER'S CERTIFICATE

MBNA AMERICA BANK, N.A.

MBNA MASTER CREDIT CARD TRUST II

         The undersigned, a duly authorized representative of MBNA America Bank, N.A. (the
"Bank"), as Servicer pursuant to the Pooling and Servicing Agreement dated as of August 4, 1994
(the "Pooling and Servicing Agreement") by and between the Bank and The Bank of New York, as trustee, (the "Trustee") does hereby certify that:

         1.  The Bank is Servicer under the Pooling and Servicing Agreement.

         2.  The undersigned is duly authorized as required pursuant to the Pooling and Servicing
Agreement to execute and deliver this Certificate to the Trustee.

         3.  This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing
Agreement.

         4.  A review of the activities of the Servicer during the twelve-month period ended June 30,
2001 was conducted under my supervision.

         5.  Based on such review, the Servicer has, to my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such twelve-month period and no material default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

         6.  The following is a description of each material default in the performance of the
Servicer's obligations under the provisions of the Pooling and Servicing Agreement known to the undersigned to have been made during such period which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:

"None"

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 15th day of August 2001.

                                                                                                                                                Name:    Douglas O. Hart
Title: Senior Executive Vice President